SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                            -------------------------

                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
          TO RULES 13d-1 (b) (c), AND (d) AND AMENDMENTS THERETO FILED
                             PURSUANT TO RULE 13d-2

                               (Amendment No. __)*

                             Cleveland Biolabs, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                    Common Stock, par value $0.005 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    185860103
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                October 26, 2009
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [  ]  Rule 13d-1(b)
         [x ]  Rule 13d-1(c)
         [  ]  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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CUSIP No. 185860103                                       13G                                       Page 2 of 6 Pages


--------------------------------------------------------------------------------------------------------------------
1.     NAME OF REPORTING PERSONS: Paul P. Tanico I.R.S. IDENTIFICATION NO. OF
       ABOVE PERSONS (ENTITIES ONLY)
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                                        (a) |_|
                                                                                        (b) |X|
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
3.     SEC USE ONLY
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
4.     CITIZENSHIP OR PLACE OF ORGANIZATION United States of America

--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
 NUMBER OF SHARES   5.    SOLE VOTING POWER                                                                  150,000
BENEFICIALLY OWNED
 BY EACH REPORTING
    PERSON WITH
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
                    6. SHARED VOTING POWER                                                                 1,466,166
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
                    7. SOLE DISPOSITIVE POWER                                                                150,000
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
                    8. SHARED DISPOSITIVE POWER                                                            1,466,166
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON                                       1,616,166

--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                                        8.21%
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
12.     TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)                                                               IN
--------------------------------------------------------------------------------------------------------------------

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CUSIP No. 185860103                                       13G                                       Page 3 of 6 Pages


--------------------------------------------------------------------------------------------------------------------
1.      NAME OF REPORTING PERSONS: Ellen H. Adams I.R.S. IDENTIFICATION NO. OF
        ABOVE PERSONS (ENTITIES ONLY)
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                                        (a) |_|
                                                                                        (b) |X|
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
3.      SEC USE ONLY
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
4.      CITIZENSHIP OR PLACE OF ORGANIZATION United States of America

--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
 NUMBER OF SHARES   5.    SOLE VOTING POWER                                                                  150,000
BENEFICIALLY OWNED
 BY EACH REPORTING
    PERSON WITH
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
                    6. SHARED VOTING POWER                                                                 1,466,166
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
                    7. SOLE DISPOSITIVE POWER                                                                150,000
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
                    8. SHARED DISPOSITIVE POWER                                                            1,466,166
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON                                       1,616,166

--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                                        8.21%
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
12.     TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)                                                               IN
--------------------------------------------------------------------------------------------------------------------

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[OBJECT OMITTED]Item 1.

         (a) Name of Issuer.

             Cleveland Biolabs, Inc.

         (b) Address of Issuer's Principal Executive Offices.

             73 High Street, Buffalo, New York  14203
Item 2.

         (a) Name of Persons Filing.

             Paul P. Tanico
             Ellen H. Adams
             (collectively, the "Reporting Persons")

         (b) Address of Principal Business Office or, if none, Residence.

             The principal business address of Paul P. Tanico and Ellen H.
Adams is:

              c/o CastleRock Asset Management, Inc.
              101 Park Avenue, 23rd Floor
              New York, NY  10178

         (c)  Citizenship.

              Paul P. Tanico:  United States of America
              Ellen H. Adams:  United States of America

         (d) Title of Class of Securities.

             Common Stock, par value $0.005 per share.

         (e) CUSIP Number.

             185860103

Item 3. If this statement is filed pursuant to Rule 13d-1(b) or 13d-2(b)or(c), check whether the person filing is a: Not Applicable

         (a) [ ] Broker or dealer registered under Section 15 of the Act (15
                 U.S.C. 78o);
         (b) [ ] Bank as defined in Section 3(a)(6) of the Act (15
                 U.S.C. 78c);
         (c) [ ] Insurance Company as defined in Section 3(a)(19) of the Act (15 U.S.C. 78c);
         (d) [ ] Investment Company registered under Section 8 of the Investment
                 Company  Act  of  1940;(15 U.S.C. 80a-8)
         (e) [ ] Investment Adviser in accordance with Sec.
                 240.13d-1(b)(1)(ii)(E);
         (f) [ ] An employee benefit plan or endowment fund in accordance with Sec. 240.13d(Y)1(b)(1)(ii)(F);
         (g) [ ] A parent holding company or control person in accordance with Sec. 240.13d-1(b)(ii)(G);
         (h) [ ] A savings association as defined in Section 3(b) of the Federal
                 Deposit Insurance Act (12 U.S.C. 1813);
         (i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment
                 Company Act of 1940 (15 U.S.C. 80a-3);
         (j) [ ] Group, in accordance with Sec. 240.13d-1(b)(1)(ii)(J);


                                      -4-
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         (k) [ ] Group, in accordance with Sec. 240.13d-1(b)(1)(ii)(K);

          If filing as a non-U.S.  institution in accordance with Sec.240.13d-1
(b)(1)(ii)(J),  please specify the type of institution:
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Item 4.           Ownership

                  A. Paul P. Tanico

                  (a)  Amount beneficially owned:                                                         1,616,166
                  (b)  Percent of Class:                                                                      8.21%
                  (c)  Number of shares as to which such person has:

                      (i)  Sole power to vote or direct the vote:                                           150,000
                      (ii) Shared power to vote or to direct the vote:                                    1,466,166
                      (iii)Sole power to dispose or direct the disposition of:                              150,000
                      (iv) Shared power to dispose or to direct the disposition of:                       1,466,166


                  B. Ellen H. Adams

                  (a)  Amount beneficially owned:                                                         1,616,166
                  (b)  Percent of Class:                                                                      8.21%
                  (c)  Number of shares as to which such person has:

                      (i)  Sole power to vote or direct the vote:                                           150,000
                      (ii) Shared power to vote or to direct the vote:                                    1,466,166
                      (iii)Sole power to dispose or direct the disposition of:                              150,000
                      (iv) Shared power to dispose or to direct the disposition of:                       1,466,166


As calculated in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, as amended, Paul P. Tanico and Ellen H. Adams each beneficially own 1,616,166 shares of the Issuer's Common Stock, representing 8.21% of the Common Stock. Each of Mr. Tanico and Ms. Adams directly owns 150,000 shares of the Common Stock, whether in their individual capacity or through an entity that they control. Mr. Tanico and Ms. Adams also indirectly own 1,466,166 shares of Common Stock in their capacity as the owners of (i) CRCK, LLC which holds warrants currently exercisable into 714,286 shares of Common Stock, and (ii) CRCK IV, LLC, which holds 100 shares of Series D convertible preferred stock which is currently convertible into 751,880 shares of Common Stock.

Item 5.           Ownership of Five Percent or Less of a Class.

                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ]

Item 6.           Ownership of More than Five Percent on Behalf of Another
                  Person.

                  Not applicable.



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Item 7.           Identification  and  Classification of the Subsidiary Which
                  Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

                  Not applicable.

Item 8.           Identification and Classification of Members of the Group.

                  Not applicable.

Item 9.           Notice of Dissolution of Group.

                  Not applicable.

Item 10. Certification.

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                     Date:  November 5, 2009

                     /s/ Paul P. Tanico
                     -----------------------------------------------------
                     Paul P. Tanico

                     /s/ Ellen H. Adams
                     -----------------------------------------------------
                     Ellen H. Adams







                                  EXHIBIT INDEX


Exhibits

1.                Joint Filing Agreement, dated November 5, 2009, among Paul P.
                  Tanico and Ellen H. Adams

                                    EXHIBIT 1




                             JOINT FILING AGREEMENT



         The undersigned hereby agree that this Statement on Schedule 13G with respect to the beneficial ownership of shares of Common Stock, par value $0.005 per share, of Cleveland Biolabs, Inc. is filed jointly, on behalf of each of them.

Dated:  November 5, 2009


                                /s/ Paul P. Tanico
                                 --------------------------------------------
                                 Paul P. Tanico



                                 /s/ Ellen H. Adams
                                 --------------------------------------------
                                 Ellen H. Adams






                                      -7-
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